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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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Filed by a Party other than the Registrant ☐
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☐	Soliciting Material Pursuant to §240.14a-12

Poniard Pharmaceuticals, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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PONIARD PHARMACEUTICALS, INC.

NOTICE OF 2009 ANNUAL MEETING OF SHAREHOLDERS

TO THE SHAREHOLDERS:

        The 2009 Annual Meeting of Shareholders of Poniard Pharmaceuticals, Inc. will be held at the Company's corporate headquarters located at 7000 Shoreline Court, Suite 270, South San Francisco, California 94080, on Wednesday, June 24, 2009, at 9:00 a.m., local time, for the following purposes:

  1.
  To elect nine members to the Board of Directors; and

  2.
  To transact such other business as may properly come before the meeting or any adjournments or postponements thereof.

Our Board of Directors recommends that you vote FOR the election of each of the nine nominees to the Board.

        Your attention is directed to the accompanying proxy statement for further information with respect to the matters to be acted upon at the annual meeting.

        The record date for determining shareholders entitled to notice of, and to vote at, the annual meeting, or any adjournments or postponements thereof, is the close of business on April 24, 2009.

                      BY ORDER OF THE BOARD OF DIRECTORS

                      Gerald McMahon
                       Chairman and Chief Executive Officer

May 8, 2009
South San Francisco, California

YOUR VOTE IS IMPORTANT. ACCORDINGLY, WE ASK THAT YOU VOTE AS PROMPTLY AS POSSIBLE BY FOLLOWING THE INSTRUCTIONS ON PAGE 2, REGARDLESS OF WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING. VOTING BY INTERNET OR BY TELEPHONE IS FAST AND CONVENIENT, AND YOUR VOTE IS IMMEDIATELY CONFIRMED AND TABULATED.

PONIARD PHARMACEUTICALS, INC.

PROXY STATEMENT

General

        This proxy statement is furnished in connection with the solicitation by the board of directors of Poniard Pharmaceuticals, Inc. of proxies in the accompanying form for use at the Annual Meeting of Shareholders to be held on Wednesday, June 24, 2009, and any adjournments or postponements thereof. The annual meeting will be held at 9:00 a.m., local time, at the Company's corporate headquarters located at 7000 Shoreline Court, Suite 270, South San Francisco, California 94080.

        This proxy statement is first being furnished via the Internet and the Notice of Internet Availability of Proxy Materials is first being mailed to the shareholders of the company on or about May 8, 2009.

Record Date and Voting Securities

        Only holders of record of our common stock outstanding at the close of business on April 24, 2009, the record date for the annual meeting, are entitled to receive notice of, and to vote at, the annual meeting. On the record date, there were 34,687,724 shares of common stock outstanding. Each holder of common stock is entitled to one vote for each share held of record in such person's name on the record date. Holders of common stock are entitled to vote on all proposals properly presented at the annual meeting.

Quorum

        Under Washington law and our articles of incorporation, a quorum consisting of a majority of the shares entitled to vote must be represented in person or by proxy for the transaction of business at the annual meeting. Abstentions and broker non-votes are counted as present for purposes of determining a quorum.

Internet Availability of Proxy Materials

        Under rules recently adopted by the U.S. Securities and Exchange Commission (SEC), we are furnishing proxy materials to our shareholders via the Internet, instead of mailing printed copies of these materials to each shareholder. On or about May 8, 2009, we mailed to all shareholders entitled to vote at the annual meeting a Notice of Internet Availability of Proxy Materials directing shareholders to a web site, http://bnymellon.mobular.net/bnymellon/pard, where they can access our proxy materials and view instructions on how to vote online or by telephone. Our 2008 Annual Report to Shareholders was made available at the same time and by the same method. If you would prefer to receive a paper or e-mail copy of our proxy materials for this annual meeting or for all future meetings of shareholders, please follow the instructions included in the Notice of Internet Availability of Proxy Materials.

Voting Procedures

        All votes cast by proxy or in person at the annual meeting will be tabulated by a representative of BNY Mellon Shareowner Services, our transfer agent, who will act as the inspector of election for the meeting. The inspector of election will separately tabulate affirmative and negative votes, abstentions and broker non-votes. The inspector will also determine whether a quorum is present.

        Shares that are properly voted on the Internet or by telephone or for which proxy cards are properly executed and returned will be voted at the annual meeting in accordance with the directions given, or in the absence of directions, will be voted FOR the election of the nine nominees to the board of directors named herein. It is not expected that any additional matters will be brought before the annual meeting, but if other matters are properly presented, the persons named as proxies will vote in their discretion on such matters.

        The manner in which your shares may be voted depends on how your shares are held. If you own shares of record, meaning that your shares are represented by certificates or book entries in your name so that you appear as a shareholder on the records of BNY Mellon Shareowner Services, our transfer agent, and you request a paper copy of the proxy statement as indicated in your Notice of Internet Availability of Proxy Materials, a proxy card for voting these shares will be included with the paper proxy statement you receive. If you own shares in street name, meaning that your shares are held by a bank or brokerage firm or other nominee, and you request a paper copy of the proxy statement as indicated in your Notice of Internet Availability of Proxy Materials, or if you have already requested paper copies of proxy materials through your bank, brokerage firm or other nominee, you may instead receive a voting instruction form from that institution with this proxy statement that instructs you how to vote your shares.

        Record holders and many street name holders may vote on the Internet or by telephone, as described below. The law of Washington, under which we are incorporated, specifically permits electronically transmitted proxies, provided that each proxy contains or is submitted with information, such as a security or control number, from which the inspector of election can determine that the proxy is authorized by you.

Voting Via the Internet or by Telephone

        Shares Registered in Your Name.    Shareholders of record may vote shares of common stock by using a touch-tone telephone to call 1-866-540-5760 (toll-free 24 hours a day/ 7 days a week) or via the Internet by accessing the web site http://www.proxyvoting.com/pard. You will need to have your proxy card in hand when you access the web site or when you call. Votes submitted by telephone or via the Internet must be received by 11:59 p.m., Eastern Time, on June 23, 2009. Submitting your proxy by telephone or via the Internet will not affect your right to vote in person should you decide to attend the annual meeting.

        Shares Registered in the Name of a Bank or Broker.    Most beneficial owners of shares held in street name receive instructions from their bank, brokerage firm or other nominee, rather than our proxy card. A number of brokers and banks are participating in a program provided through Broadridge Financial Solutions, Inc. that offers the means to grant proxies to vote shares via the Internet. Votes submitted via the Internet must be received by 11:59 p.m., Eastern Time, on June 23, 2009. Submitting your vote via the Internet will not affect your right to vote in person should you decide to attend the annual meeting. A beneficial owner who wishes to vote at the annual meeting must have an appropriate proxy from his or her broker or bank appointing the beneficial owner as attorney-in-fact for purposes of voting the beneficially held shares at the annual meeting.

Required Votes

        The holders of common stock are entitled to vote for the election of directors. Each common shareholder voting on the election of directors has the right to cumulate his or her votes and cast as many votes as are equal to the number of directors to be elected multiplied by the number of votes such shareholder is entitled to cast. These votes may be cast for one nominee or distributed among as many nominees as the shareholder desires. If a shareholder wishes to cumulate his or her votes, such shareholder should multiply the number of votes he or she is entitled to cast by the number of directors to be elected (deriving a cumulative total) and then write the number of votes for each director next to each director's name on the proxy card. The total votes cast in this manner may not exceed the cumulative total. If a shareholder does not wish to cumulate votes for directors, the shareholder should indicate a vote "for" or "against" each nominee, as provided on the proxy card. If a quorum is present at the annual meeting, the nine nominees for election as directors who receive the greatest number of votes cast for the election of directors by the holders of common shares entitled to vote at the annual meeting will be elected directors.

        Broker non-votes and abstentions will have no impact on the vote relating to the election of directors because they will not represent votes cast at the annual meeting. Broker non-votes occur when a broker has not received customer instructions and the broker either does not exercise, or is not permitted to exercise, discretion to vote those shares on a particular matter. Brokers may vote their clients' proxies in the brokers' own discretion as to the election of directors if the clients have not furnished voting instructions prior to the annual meeting.

YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING, WE URGE YOU TO VOTE YOUR PROXY AS PROMPTLY AS POSSIBLE VIA THE INTERNET, BY TELEPHONE OR BY SIGNING AND DATING THE ENCLOSED PROXY.

Revocation

        A shareholder may revoke a proxy at any time before its exercise by:

  •
  voting again by Internet or by telephone;

  •
  delivering a written notice or a later-dated proxy card to our corporate secretary at our executive offices; or

  •
  voting in person at the annual meeting.

        Any shareholder owning common stock in street name may change or revoke voting instructions by contacting the bank or brokerage firm or other nominee holding the shares or by obtaining a legal proxy from such institution and voting in person at the annual meeting. You should contact your bank or brokerage account representative to learn how to obtain a legal proxy.

Expenses of Solicitation

        The board of directors of Poniard is soliciting your proxy to vote your shares at the annual meeting, and the cost of such solicitation will be borne by the company. In addition to solicitation by mail, our directors, officers and regular employees may solicit proxies personally, via e-mail, or by telephone or facsimile. These persons will not receive any additional compensation for assisting in the solicitation. We also will reimburse brokerage firms, nominees, custodians and fiduciaries for their reasonable expenses in forwarding solicitation materials to beneficial owners. We have not retained the services of a proxy solicitor.

 ELECTION OF DIRECTORS

Nominees for Director

        Nine directors are to be elected by the holders of common stock at the annual meeting. These directors each serve one-year terms that will expire at our 2010 annual meeting of shareholders, or until their successors have been elected and qualified. All director nominees currently serve as directors of our company. In connection with our $65 million equity financing, which closed on April 26, 2006, we entered into an agreement to use our best efforts to cause one person designated by MPM Capital Management LLC (MPM) and one person designated by mutual agreement of MPM and Bay City Capital Management IV LLC (Bay City Management), the lead investors in the financing, to be nominated and elected to our board of directors. Mr. Simon was nominated and elected to the board upon the recommendation of MPM, which recommendation was independently evaluated, approved and recommended to the board by our nominating and corporate governance committee based on the criteria described under the heading "Director Nominations and Qualifications" below. MPM and Bay City Management have not recommended a second designee. Two current directors, Drs. Craves and Goldfischer, are managing members of Bay City Capital LLC, an affiliate of Bay City Management. Unless a shareholder withholds his or her vote, each proxy will be voted for the election of the following nominees:

        GERALD MCMAHON, PhD, age 54, was appointed our Chief Executive Officer in May 2004 and Chairman of the Board of Directors in June 2004. Previously, he was President of SUGEN, Inc., a biopharmaceutical company focused on the discovery and development of novel, targeted small- molecule drugs. Dr. McMahon played a key role in the discovery and development of Sutent®, a protein kinase inhibitor for the treatment of advanced cancers, currently marketed by Pfizer. He joined SUGEN in 1993 and, following acquisition of SUGEN by Pharmacia in 1999, Dr. McMahon served as a key executive and manager of R&D at Pharmacia as President of SUGEN until the acquisition of Pharmacia by Pfizer in 2003. Dr. McMahon currently is a director of Trellis Biosciences, Inc., a development stage biotechnology company focused on the discovery and development of novel therapeutic antibodies. He holds a B.S. in biology and a PhD in biochemistry from Rensselaer Polytechnic Institute.

        ROBERT S. BASSO, age 64, was appointed a director in May 2007. Mr. Basso founded BEST Partners LLC, an independent consulting firm, in 2007. He has nearly 40 years of experience in the financial services industry. Mr. Basso served as Executive Vice President of National Financial, a Fidelity Investments company providing clearing services and execution products, from July 2003 to December 2004 and as a financial services consultant to Fidelity Investments from January 2005 to January 2006. From January 1990 to June 2003, he served as Chairman and President of Correspondent Services Corporation, a subsidiary of UBS PaineWebber Inc., a brokerage firm providing clearing, execution, settlement, administrative and management information services, and as Managing Director of UBS PaineWebber Inc. He holds a B.S. degree from Seton Hall University and an M.B.A. from Pace University.

        FREDERICK B. CRAVES, PhD, age 63, has been a director since July 1993. Dr. Craves is an investment partner, a Managing Director and a co-founder of Bay City Capital LLC (BCC), a merchant bank providing advisory services and investing in life sciences companies, and serves as a member of the board of directors and Chairman of the Executive Committee of BCC. Prior to founding BCC, he was Executive Vice President of Schering Berlin and Chief Executive Officer and President of Berlex Biosciences, a research, development and manufacturing organization. He was a founder of Burrill & Craves, a merchant bank focused on biotechnology and emerging pharmaceutical companies. He was also the founding Chairman of the Board and Chief Executive Officer of Codon, and co-founder of Creative Biomolecules. Dr. Craves is a member of the board of directors of VIA Pharmaceuticals, Inc., a publicly owned biotechnology company. He also serves as a member of The J. David Gladstone

Institutes' Advisory Council and is a member of the board of trustees of Loyola Marymount University in Los Angeles. Dr. Craves earned a B.S. degree in biology from Georgetown University and a PhD in pharmacology and toxicology from the University of California, San Francisco.

        E. ROLLAND DICKSON, MD, age 75, has been a director since May 1998. In December 2003, Dr. Dickson retired as the Mary Lowell Leary Professor of Medicine at the Mayo Medical School and as Director of Development at the Mayo Foundation for Medical Education and Research, positions which he had held since 1993. Dr. Dickson continues to hold Emeritus titles for each of these positions. In 1999, Dr. Dickson was appointed to the board of trustees of the Mayo Foundation. Dr. Dickson is a director of Axcan Pharma, Inc., a privately-held biotechnology company, and Pathways Diagnostic Corporation, a development stage biotechnology company, and is a member of the scientific advisory committee of BCC. He also serves as the Chairman of the Board of Directors at A.J. Palumbo Charitable Foundation in Pittsburg, PA and is the Chairman of the Board of Directors of Mayo Clinic Stiftung in Frankfurt, Germany. Dr. Dickson received his M.S. degree from the University of Minnesota and his M.D. degree from The Ohio State University.

        CARL S. GOLDFISCHER, MD, age 50, has been a director since March 2000. He has been Managing Director of BCC since July 2001 and serves on its board of directors and executive committee. He joined BCC as an Executive-in-Residence in January 2001. Dr. Goldfischer was the Vice President, Finance and Chief Financial Officer of ImClone Systems, Inc. from May 1996 to July 2000. Dr. Goldfischer is a director of EnteroMedics, Inc. and MAP Pharmaceuticals, Inc., both public life science companies, and a director of Brain Cells, Inc., Etex Corporation, PTC Therapeutics, Inc., Metabolex, Inc. and Nevro Corporation, all development stage biotechnology or medical device companies. He is a member of the board of trustees of Sarah Lawrence College. Dr. Goldfischer received his M.D. degree from Albert Einstein College of Medicine in 1988, and served as a resident in radiation oncology at Montefiore Hospital of the Albert Einstein College of Medicine until 1991.

        ROBERT M. LITTAUER, age 60, has been a director since May 2004. Mr. Littauer has over 30 years of experience in the medical technology, high technology and biotechnology industries. From June 1987 to September 1996, he served the company in various management positions, including Senior Vice President, Chief Financial Officer and Treasurer. Mr. Littauer has been Vice President, Chief Financial Officer and Treasurer of Light Sciences Oncology, Inc., a Seattle-based biotechnology company, since November 2005. He served as Chief Executive Officer of Kaleidos Pharma, Inc., a biotechnology company, from August 2002 to September 2004. Previously, he served as Vice President and Chief Financial Officer of Detto Technologies, Inc., a software developer, from June 2001 to July 2002. He was Chief Executive Officer from January 2001 to April 2001, and Vice President and Chief Financial Officer from October 2000 to January 2001, of Plymedia, Inc., a developer of digital imaging technology. Prior to that, he held Chief Financial Officer and senior executive positions at Avenue A, Inc. (subsequently aQuantive, Inc., purchased by Microsoft Corporation), an internet media company, and at Ostex International, Inc., a medical diagnostics company. Mr. Littauer received an M.B.A. degree and a B.S. degree in industrial engineering and operations from Cornell University.

        RONALD A. MARTELL, age 47, has been a director since June 2006 and was appointed our President and Chief Operating Officer in May 2007. Prior thereto, Mr. Martell served as Senior Vice President, Commercial Operations of Imclone Systems Incorporated from January 2004 to August 2006. While at ImClone, Mr. Martell was responsible for overseeing the company's sales, marketing, and project and alliance management. Mr. Martell joined ImClone in November 1998 as Vice President, Marketing. From 1988 to 1998, he served in a variety of positions at Genentech, Inc., most recently as Group Manager, Oncology Products.

        NICHOLAS J. SIMON III, age 54, has been a director since April 2006. He is a Managing Director of Clarus Ventures, LLC, a life sciences focused venture capital firm that he co-founded in 2005. He has served as a general partner of MPM BioVentures III since October 2001. Mr. Simon has more than 26 years of industry and investment experience in biotechnology. From 2000 to July 2001, he was Chief Executive Officer, founder and a director of Collabra Pharma, Inc., a pharmaceutical development company. From 1989 to March 2000, Mr. Simon served in various management positions at Genentech, Inc., including Vice President of Business and Corporate Development. Mr. Simon currently serves on the boards of directors of ARYx Therapeutics, Inc., Achillion Pharmaceuticals, Inc. and Avanir Pharmaceuticals, Inc., all public biotechnology companies. In addition, he is a director of CoMentis, Inc., Pearl Therapeutics, Inc., Sientra, Inc., QuatRx Pharmaceuticals Co. and Verus Pharmaceuticals, Inc., which are private biotechnology companies. He also is on the advisory council at the Gladstone Institute, a private not-for-profit research institute affiliated with the University of California, San Francisco. Mr. Simon received a B.S. degree in microbiology from the University of Maryland and an M.B.A. in marketing from Loyola University.

        DAVID R. STEVENS, PhD, age 60, has been a director since May 2004. Dr. Stevens has worked in the pharmaceutical and biotechnology industries since 1978. He is currently Chairman of CanCog Technologies, Inc., a contract research organization, Advanced Headache Intervention, Inc., a medical device company, and Cedus, Inc., a development stage biopharmaceutical company. He is also a board member of Micro-Imaging Solutions, LLC, a medical device company and Aqua Bounty Technologies, Inc., a biotechnology firm. He was an advisor to BCC from 1999 to 2006. Dr. Stevens was previously President and CEO of Deprenyl Animal Health, Inc., a veterinary pharmaceutical company, from 1990 to 1998, and Vice President, Research and Development, of Agrion Corp., a biotechnology company, from 1985 to 1988. He began his career in pharmaceutical research and development at the former Upjohn Company, where he contributed to the preclinical evaluation of Xanax and Halcion. Dr. Stevens received B.S. and DVM degrees from Washington State University, and a PhD in comparative pathology from the University of California, Davis. He is a Diplomate of the American College of Veterinary Pathologists.

        All nominees have consented to serve as directors. If any nominee is not available as a candidate for election as a director at the annual meeting, the proxy holders will have discretionary authority under the proxy to vote for such substitute nominee, if any, recommended by the existing directors. We presently know of no circumstance that would render any of the named nominees unavailable.

        Pursuant to our restated bylaws, shareholders seeking to nominate other candidates for election to the board of directors at the annual meeting must give written notice to our corporate secretary not less than 60 days or more than 90 days before the date of the scheduled meeting. Such notice must contain certain information as to the shareholder giving the notice and each proposed nominee, as described under the heading "Director Nominations and Qualifications" below. If less than 70 days' notice or prior public disclosure of the date of the scheduled annual meeting is given or made, notice by the shareholder must be given not later than the tenth day following the earlier of the date on which notice of the annual meeting was mailed or the date on which public disclosure of the meeting date was made. Our restated bylaws provide that no person will be elected a director unless nominated in accordance with the restated bylaws.

        Our board of directors recommends that shareholders vote FOR each of the director nominees.

 BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Board Independence

        The board of directors has determined that, with the exceptions of Dr. McMahon and Mr. Martell, all of our current directors and director nominees are "independent directors" as defined in Rule 4200 of the Nasdaq Marketplace Rules.

Board Meetings and Attendance

        The board of directors met five times and held an additional eight telephone board meetings during 2008. Each board member attended 75% or more of the aggregate number of the meetings of the board and the committees on which he served. We do not have a specific policy regarding director attendance at the annual shareholders' meeting; however, all directors are encouraged to attend if available. All of the director nominees recommended for election at the 2009 annual meeting of shareholders attended the 2008 annual meeting.

Board Committees; Shareholder Communications with the Board

        The board of directors has a standing audit committee, compensation committee, and nominating and corporate governance committee. The written charter of each committee is available on the "Investors—Corporate Governance" page of our web site at www.poniard.com. A description of the process for shareholders to send communications to the board or a particular director also is posted on our web site.

  Audit Committee

        The primary functions of the audit committee are to represent and assist the board of directors with the oversight of:

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  the integrity of the company's financial statements and internal controls;

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  the company's compliance with legal and regulatory requirements;

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  the independent auditor's qualifications and independence; and

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  the performance of the audit function by the independent auditor.

        The audit committee has ultimate authority to select, evaluate and, where appropriate, replace the independent auditor, approve all audit engagement fees and terms, and engage outside advisors, including its own counsel, as it deems necessary to carry out its duties. The audit committee also is responsible for performing other related responsibilities set forth in its charter.

        The current members of the audit committee are Mr. Littauer, Dr. Stevens and Mr. Basso, with Mr. Littauer acting as chair. Our board of directors has determined that each member of our audit committee is "independent" under applicable rules promulgated by the SEC and Nasdaq. Each member of the audit committee is able to read and understand fundamental financial statements, including our balance sheet, income statement and cash flow statement. Our board of directors has determined that both Messrs. Littauer and Basso meet the definition of "audit committee financial expert" under applicable SEC rules. The audit committee convened in person five times and held an additional five telephone meetings in 2008. The audit committee's report begins on page 33 of this proxy statement.

  Compensation Committee

        The primary function of the compensation committee is to discharge the responsibilities of the board of directors relating to the compensation of our chief executive officer and other executives, employees and non-employee directors and relating to our retirement, welfare and other benefit plans.

The committee has the authority to delegate authority to subcommittees and, to the extent permitted by applicable law, regulations and listing standards, may delegate authority to one or more members of the board or company officers. The committee oversees our Amended and Restated 2004 Incentive Compensation Plan (2004 Plan) and any other compensation and stock-based plans. The compensation committee has established an equity awards subcommittee to administer 2004 Plan awards to individuals who are subject to Section 16 of the Securities Exchange Act of 1934 (Exchange Act) or whose compensation is subject to the compensation limits of Section 162(m) of the Internal Revenue Code (Code). The equity awards subcommittee is comprised of two compensation committee members who, in addition to being "independent" under applicable Nasdaq rules, also qualify as "outside directors" under Rule 16b-3 under the Exchange Act and as "outside directors" under Section 162(m) of the Code. The compensation committee, with board approval, has delegated to Dr. McMahon, as chief executive officer, and Mr. Weaver, as chief financial officer, authority to grant stock options under the 2004 Plan, within a percentage range and subject to a 60,000 share cap, to new employees who are not "officers" for purposes of Section 16 under the Exchange Act.

        The current members of the compensation committee are Messrs. Simon, Littauer and Basso and Dr. Dickson, with Mr. Simon acting as chair. Mr. Basso and Dr. Dickson serve as the compensation committee's equity awards subcommittee. Our board of directors has determined that each member of our compensation committee is "independent" under applicable Nasdaq rules. The compensation committee convened in person five times and held an additional eight telephone meetings in 2008. The compensation committee's report is set out on page 17 of this proxy statement. Additional information on the committee's processes and procedures, including the role of executive officers and compensation consultants in recommending the amount or form of executive compensation, is addressed in the "Compensation Discussion and Analysis" below.

  Nominating and Corporate Governance Committee

        The primary functions of the nominating and corporate governance committee are to:

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  identify individuals qualified to become members of our board of directors;

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  approve and recommend candidates to fill vacancies on, or to be elected to, the board;

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  develop, update as necessary and recommend to the board corporate governance principles and policies applicable to our company; and

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  monitor compliance with such principles and policies.

        The nominating and corporate governance committee also recommends candidates for election as chief executive officer and other corporate officers, oversees succession planning for senior management and performs other related responsibilities set forth in its charter.

        The current members of the nominating and corporate governance committee are Drs. Dickson and Stevens and Mr. Basso, with Dr. Dickson acting as chair. Our board of directors has determined that each member of our nominating and corporate governance committee is "independent" under applicable Nasdaq rules. The nominating and corporate governance committee convened in person three times in 2008.

Director Nominations and Qualifications

        The nominating and corporate governance committee will consider nominees for the board of directors recommended by shareholders with respect to elections to be held at an annual meeting, although the committee is not obligated to recommend such nominees to the board. In accordance with our restated bylaws, to nominate a director for election to the board of directors at an annual meeting of shareholders, a shareholder must deliver written notice of such nomination to our corporate secretary not fewer than 60 days nor more than 90 days prior to the date of the annual meeting (or if less than 70 days' notice or prior public disclosure of the date of such annual meeting is given or made to the shareholders, not later than the tenth day following the earlier of the day on which notice of the the annual meeting was mailed or public disclosure of the date of the annual meeting was made). The notice of a shareholder's intention to nominate a director must include:

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  information regarding the shareholder making the nomination, including the shareholder's name and address and the number of shares of our stock beneficially owned by the shareholder;

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  the name and business address of the person being nominated, his or her biographical data and other relevant information, including that which would be required in a proxy statement filed pursuant to the SEC's proxy rules if the person were to be nominated for election by the board of directors; and

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  the written consent of each such nominee to serve as a director if elected.

        The chairman of the board, other directors and executive officers also may recommend director nominees to the nominating and corporate governance committee. The committee will evaluate nominees recommended by shareholders using the same criteria that it uses to evaluate all other nominees. These criteria include the candidate's personal and professional ethics, training, experience, commitment, independence, diversity, industry knowledge and contacts and financial or accounting expertise, as well as other factors that are listed in the Director Selection Guidelines attached as an exhibit to the nominating and corporate governance committee charter. The committee has not in the past retained any third party to assist it in identifying candidates.

Code of Ethics and Code of Conduct

        We have adopted a Code of Ethics that applies to our chief executive officer, president, chief financial officer, chief medical officer, and principal accounting officer and a Code of Conduct that applies to all officers, directors and employees of our company. These codes are posted on our web site at www.poniard.com under the heading "Investors—Corporate Governance." We intend to satisfy the disclosure requirements regarding any amendment to or waiver of the Code of Ethics with respect to the covered persons by posting such information on our web site.

Compensation Committee Interlocks and Insider Participation

        The current members of the compensation committee are Messrs. Simon, Littauer and Basso and Dr. Dickson, with Mr. Simon acting as chair. All members of our compensation committee are independent directors and none of them are present or past employees of the company except Mr. Littauer, who served in various management positions at the company from 1987 to 1996.

Executive Officers of the Registrant

        Information with respect to our current executive officers, as designated by resolution of our board of directors on March 4, 2009, is set forth below:

Name	Age	Position with the Company
Gerald McMahon, PhD	54	Chairman and Chief Executive Officer
Ronald A. Martell	47	President and Chief Operating Officer
Gregory L. Weaver	52	Chief Financial Officer and Senior Vice President, Finance
Robert L. De Jager, M.D.	67	Chief Medical Officer

Business Experience

        Gerald McMahon, PhD, was appointed Chief Executive Officer in May 2004 and Chairman of the Board of Directors in June 2004. Previously, he was President of SUGEN, Inc., a biopharmaceutical company focused on the discovery and development of novel, targeted small-molecule drugs. Dr. McMahon played a key role in the discovery and development of Sutent®, a protein kinase inhibitor for the treatment of advanced cancers, currently marketed by Pfizer. He joined SUGEN in 1993 and, following the acquisition of SUGEN by Pharmacia in 1999, Dr. McMahon served as a key executive and manager of R&D at Pharmacia as SUGEN's President until the acquisition of Pharmacia by Pfizer in 2003. Dr. McMahon currently is a director of Trellis Biosciences, Inc., a biotechnology company focused on the discovery and development of novel therapeutic antibodies. He holds a B.S. in biology and a PhD in biochemistry from Rensselaer Polytechnic Institute.

        Ronald A. Martell was appointed President and Chief Operating Officer in May 2007. He initially joined the Company's board of directors in June 2006. Mr. Martell served as Senior Vice President, Commercial Operation of ImClone Systems Incorporated from January 2004 to August 2006. While at ImClone, Mr. Martell was responsible for overseeing the company's sales, marketing, and project and alliance management. Mr. Martell joined ImClone in November 1998 as Vice President, Marketing. From 1988 to 1998, he served in a variety of positions at Genentech, Inc., most recently as Group Manager, Oncology Products.

        Gregory L. Weaver was appointed Chief Financial Officer and Senior Vice President, Finance in February 2009. Prior to joining Poniard, Mr. Weaver served as Chief Financial Officer of Talyst Inc., a privately-held pharmacy automation information technology company, from April 2007 to December 2008. Prior to that, he served as Senior Vice President and Chief Financial Officer of Sirna Therapeutics, a public RNAI therapeutics company from February 2006 until sale of the company to Merck, Inc. in December 2006. From April 2002 to September 2005, Mr. Weaver was Chief Financial Officer of Nastech Pharmaceuticals, a public drug delivery company. From April 1999 to April 2002, Mr. Weaver was Chief Financial Officer of Ilex Oncology, Inc., a public cancer drug development company, and from 1996 to 1998, he was Chief Financial Officer of Prism Technologies, a private medical device manufacturer. In addition, Mr. Weaver held increasingly senior positions with Fidelity Capital in Boston and Arthur Andersen LLP. Mr. Weaver has served as a director and the chairman of the audit committee of Celsion Corporation, a public oncology drug development company, since 2005, and as a director and the chairman of the audit committee of SCOLR Pharmaceuticals, a public drug delivery company, from 2007 to March 2009. Mr. Weaver is a certified public accountant and received his M.B.A. in finance from Boston College and his B.S. in accounting from Trinity University.

        Robert L. De Jager, M.D. was appointed Chief Medical Officer in February 2008. Prior to joining the Company, Dr. De Jager served as Senior Vice President, Clinical Development and Chief Medical Officer of Kosan Biosciences Incorporated, a publicly held life biotechnology company, from November 2006 until November 2007. From November 2004 to May 2006, he served as Chief Medical Officer and Vice President, Clinical Research and Development at Conforma Therapeutics Corporation, a biotechnology company acquired by Biogen Idec Inc., and Senior Director, Oncology Research & Development of Biogen Idec from May 2006 to November 2006. From 2001 to November 2004, Dr. De Jager served as Vice President, Research & Development, Oncology and Internal Medicine at Daiichi Pharmaceutical Corporation and previously served as its Executive Director, Research and Development, Oncology and Senior Director, Research and Development, Oncology. Prior to joining Daiichi Pharmaceutical Corporation, Dr. De Jager served in various positions at Rgene Therapeutics, Inc., Perlmmune, Inc. (formerly Akzo-Organon Teknika/Biotechnology Research Institute), and Sanofi Research. Dr. De Jager has been a principal investigator and served on committees of many cancer organizations, including the European Organization for Research and Treatment of Cancer (EORTC), the Southeastern Cancer Study Group and the Eastern Cooperative Oncology Group. He earned his M.D. degree and his B.S. degree in premedical sciences from the Free University of Brussels in Belgium, and did postdoctoral training at Lenox Hill Hospital (internship), the Mayo Clinic (residency in internal medicine) and Memorial Sloan-Kettering Cancer Center (fellowship in medical oncology and clinical pharmacology).

 EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

  Overview

        We are a biopharmaceutical company focused on the development and commercialization of cancer therapy products. We do not currently have any revenues from product sales, as our product candidates remain in the development stage. Our headquarters is located in South San Francisco, California, and we also maintain an office in Seattle, Washington. Additional information about our business and development programs is available at http://www.poniard.com.

  Objectives and Components

        Our compensation program for those executive officers named below in the Summary Compensation Table is designed to encourage, measure and reward efforts that we believe will build value in the company over the long-term. Until such time as we have revenues, we believe that the progress of our product candidates through the development process and progress toward obtaining United States and foreign marketing approvals are the best ways to create value for our shareholders and the best measures of our success.

        The components of our executive compensation program are:

  •
  base salaries;

  •
  annual incentives in the form of cash bonuses; and

  •
  long-term incentives in the form of stock option awards.

  Compensation Philosophy and Principles

        Our compensation philosophy is to motivate, measure and reward employees for performance that we believe will result in superior operational results and build long-term value for our shareholders. Our executive compensation program is designed to:

  •
  focus decision-making and behavior on long and near-term goals that are consistent with our overall business strategy;

  •
  reinforce a pay-for-performance culture through a balance of fixed and incentive pay opportunities that link individual compensation to individual and corporate performance;

  •
  allow us to attract and retain employees with the skills critical to our long-term success; and

  •
  align management's financial interests with the interests of our shareholders.

        The design and ongoing administration of our overall compensation program for our named executive officers are guided by the following general principles and goals:

  •
  clear communication of desired behaviors and the use of incentive pay to reward the achievement of corporate performance goals;

  •
  maintenance of total compensation at market competitive levels;

  •
  provision of a range of compensation opportunities based on performance; and

  •
  provision of opportunities to participate in shareholder value creation.

  Total Compensation

        Our total compensation program is designed to encourage and reward performance and to recruit and retain employees. We have included three components in our compensation structure—base salaries, cash bonuses and stock option grants—to be competitive with other companies in our industry. We do not focus on the total value of these three components of compensation when we benchmark our compensation with other companies. Instead, we believe it is more appropriate to benchmark the three components individually in light of their different properties and level of risk. For a development-stage company such as ours, stock options are highly speculative and are not likely to maintain value unless our product candidates ultimately reach the market and generate sales and profits. Cash incentive bonuses are only paid when certain performance goals are met and thus also are uncertain. Our goal is to be competitive in each of the three components of our total compensation program. The amount of each component is influenced by the executive's level of responsibility and role at the company and industry surveys. In general, we try to position each component of executive compensation at the median of our peer group identified below.

        The compensation committee of our board of directors reviews our executive compensation program to evaluate its competitiveness and consistency with our overall compensation philosophy. During 2006 and 2007, the committee retained AON Radford Consulting, or Radford, to review and analyze our cash-based compensation arrangements and our equity programs for our chief executive officer and other executive officers relative to market. In completing its assessment, Radford reviewed our executive compensation data against that of 25 U.S.-based biotechnology companies having a market capitalization between $88.2 million and $289.7 million, generating limited revenues from product sales and having between 13 and 370 employees. This peer group, which was approved by our compensation committee and management, was comprised of the following companies:

•	Antigenics Inc.	•	Immunomedics, Inc.	•	Spectrum Pharmaceuticals, Inc.
•	Avigen, Inc.	•	Kosan Biosciences, Inc.	•	StemCells, Inc.
•	Cell Therapeutics, Inc.	•	La Jolla Pharmaceutical Company	•	Sunesis Pharmaceuticals, Inc.
•	Cerus Corporation	•	NeoPharm, Inc.	•	SuperGen, Inc.
•	Cytokinetics, Inc.	•	Pharmacyclics, Inc.	•	Titan Pharmaceuticals, Inc.
•	Dendreon Corporation	•	Seattle Genetics, Inc.	•	Vion Pharmaceuticals, Inc.
•	Dynavax Technologies Corporation	•	SGX Pharmaceuticals, Inc.
•	EntreMed, Inc.	•	Sonus Pharmaceuticals, Inc.
•	Favrille, Inc. (now MMR		(now OncoGenex
	Information Systems, Inc.)		Pharmaceuticals, Inc.)
•	Hana Biosciences, Inc.
•	ImmunoGen, Inc.

        Based on the peer group compensation data collected in the Radford "CEO Compensation Assessment" dated May 15, 2006 and the Radford "2006 Executive Compensation Review" dated July 26, 2006, including supplements to those reports, our compensation committee targeted executive annual base salaries to the peer group 50th - 75th percentile and each of annual incentive awards and long-term compensation to the peer group 50th percentile. We believe that these compensation targets are consistent with our goal of providing competitive executive compensation packages while conserving our resources and creating incentives for and rewarding the attainment of corporate operational and strategic goals. The compensation committee utilized the data in these Radford studies, as well as The Radford Global Life Sciences Survey, 2006 Executive Survey Totals, to evaluate the competitiveness of the components of our executive compensation, as well as to determine total compensation for new executives joining the company and to determine long-term incentive awards granted to executives during 2008.

        Base Salaries.    Base salaries are provided to employees as compensation for basic services to the company and to meet the objective of attracting and retaining the talent that we need to run our business. Salaries provide a consistent cash flow to employees, assuming acceptable levels of performance and ongoing employment.

        Our goal is to establish base salary levels for our executives and other employees that are consistent with those of biotechnology companies of a similar size and at a similar stage of development. We believe that this strategy is important to enable us to compete for and retain qualified executives in a highly competitive environment.

        We establish each executive officer's annual base salary based on:

  •
  an objective evaluation of salaries of individuals in similar positions within companies in the biotechnology industry that are of a similar size and stage of development, including the peer group data in the Radford "CEO Compensation Assessment," the Radford "2006 Executive Compensation Review," described above, and The Radford Global Life Sciences Survey, 2006 Executive Survey Totals; and

  •
  a subjective evaluation of the executive's experience, responsibilities within the company, and performance in achieving specific corporate objectives.

        We initially target base salaries at the median base salary level for executives in similar positions within the biotechnology industry, targeting the 50th - 75th percentile range of executive base salaries in our peer group. We then adjust each executive's salary either up or down from that midpoint based on the executive's individual's experience and scope of responsibilities. Each executive is reviewed and evaluated for potential adjustments to his or her base salary annually.

        Annual base salary reviews for all executive officers are conducted in conjunction with our company-wide employee performance evaluation process. The compensation committee utilized the Radford studies during 2007 to evaluate previously established executive base salaries (other than for Robert De Jager, M.D., who joined the company in 2008). Based on that evaluation, the compensation committee determined that no adjustments would be made to 2008 salaries for the executive officers other than a 4.0% cost of living increase. This cost of living increase was consistent with the level of annual cost of living increases provided by similar companies in the biotechnology industry, as reflected in the industry surveys reviewed by the compensation committee. The base salary of Dr. De Jager was determined based on data in the Radford studies, including the "Radford 2006 Executive Compensation Review" and the "2006 Radford Biotechnology Survey," with the goal of providing a base salary sufficiently competitive to attract him to our company.

        None of our executive officers is a party to any agreement with the company requiring the payment of a minimum amount of annual base salary. However, in the event of a reduction in salary, an executive officer may be entitled to terminate employment and receive certain benefits described in the section below entitled "Potential Payments Upon Termination or Change of Control."

        Annual Incentive Awards.    Our annual incentive awards are designed to encourage executives to focus on achieving important near-term company-wide goals in a timely manner. As part of our process of establishing our operating plan for each coming year, the executive officers identify the corporate goals important to building our value and advancing our long-term business objectives. These corporate goals are then submitted to the compensation committee and the board of directors for approval.

        Along with our other employees, executive officers are eligible for annual incentive awards, paid in the form of a cash bonus, based on the extent of accomplishment of these predetermined annual corporate goals. For 2008, we identified specific corporate goals in the following general areas:

  •
  Enrollment of subjects in the Phase III trial of picoplatin in small cell lung cancer and the Phase II trials of picoplatin in prostate and colorectal cancer, and the presentation of data from these trials;

  •
  Raising sufficient capital to operate the company through the end of 2009;

  •
  Activities related to regulatory filings for the approval of picoplatin; and

  •
  Activities related to attracting financial support for the development and commercialization of picoplatin.

        The compensation committee assigned a relative weight to each of the areas of corporate goals identified above in formulating the annual incentive awards for each executive, which relative weights were 55%, 15%, 10% and 20%, respectively. The amount of each executive's annual incentive award is determined based on the compensation committee's assessment of actual company performance versus these corporate goals. Based on this assessment, the compensation committee determines and approves the incentive amounts to be paid to each executive officer.

        For 2008, the compensation committee used the following percentages of annual base salary as the maximum payout amounts for annual incentive awards to the executive officers named in the Summary Compensation Table:

Name	Percentage
Gerald McMahon	50%
Ronald A. Martell	35%
Robert L. De Jager	30%
Caroline M. Loewy	30%
David A. Karlin	25%
Anna L. Wight	20%

        The foregoing maximum payout amounts are applied to each executive's annual base salary in effect at the end of the year and were determined by the compensation committee based on generally available industry surveys, including the BioWorld 2006 Compensation Report. The compensation committee used data presented in the Radford "CEO Compensation Assessment" and the Radford "2006 Executive Compensation Review," as well as The Radford Global Life Sciences Survey, 2006 Executive Survey Totals, to evaluate the 2008 payout levels and determined that the levels were competitive.

        In cases in which the compensation committee determines that all of the corporate goals have been met, the executives would receive 100% of their maximum payout amounts. If all of the corporate goals have not been met, a percentage below 100% of the maximum payout amount is awarded. In addition, the compensation committee retains general discretion to take into account additional corporate accomplishments in assessing achievement of annual corporate goals.

        The compensation committee continually monitors progress against annual corporate goals and retains the authority to revise the annual corporate goals during any given period if, in the compensation committee's discretion, such action is appropriate under the circumstances, in order to preserve short-term incentives for management as changing conditions and events may warrant. Due to conditions that arose resulting in fewer clinical trial sites initiated than planned, the compensation committee approved during 2008 a 28% reduction in the enrollment goal for the Phase III trial and made a modification to the goal of attracting financial support for development and commercialization of picoplatin.

        In 2008, we met a major portion of our predetermined 2008 annual corporate goals, as amended. The most heavily weighted corporate goals related to the clinical development of picoplatin. Enrollment for our Phase III trial of picoplatin in small cell lung cancer progressed. Enrollment of our Phase II trials in colorectal and prostate cancer was completed. We also were able to obtain net funds of $20 million in additional bank borrowings toward funding operations through the end of 2009. Progress was made in establishing a framework and process for supporting our regulatory filings for picoplatin marketing approval. The compensation committee concluded that, while our 2008 performance was strong, on balance the overall level of achievement of corporate goals was 80% and 2008 annual incentive awards therefore would equal 80% of each executive officer's maximum payout amount. Dr. De Jager's annual incentive payment was prorated from the commencement date of his employment with the company in 2008. Dr. Karlin's payment was awarded at 100% of his maximum payout amount in accordance with the terms of his severance agreement dated November 2008. Ms. Loewy was not eligible to receive a payment due to her voluntary termination of employment in November 2008.

        Long-Term Incentives.    Our long-term incentives consist solely of stock option grants and, for non-officers, restricted stock unit awards under our Amended and Restated 2004 Incentive Compensation Plan, or the 2004 Plan, and are an important element of our compensation program. We believe that stock options are an effective way to emphasize long-term company performance and to reward our executives and other employees for value creation on the same basis as our shareholders. A substantial portion of each named executive officer's compensation is in the form of stock option grants.

        Pursuant to our 2004 Plan, each executive officer typically receives a sizable grant at the time he or she joins the company or receives a significant promotion. In addition, our executive officers and other employees receive annual option awards under the 2004 Plan. In establishing the size of these awards, the executive's level of responsibility, as well as competitive factors in our industry, are considered. The equity awards subcommittee of the compensation committee of our board establishes the level of new hire, promotion-related, and annual stock option awards targeted at the median levels set out in generally available industry surveys and set out for our peer group in the Radford "CEO Compensation Assessment" and the Radford "2006 Executive Compensation Review." In addition, during 2006, the compensation committee requested Radford's assistance to determine executive equity grants for 2007 and for subsequent years. Radford prepared a written recommendation based on our peer group (adjusted for certain companies who had since been acquired or otherwise undergone a corporate transaction or had a significant change in business status) on which grants made to our named executive officers in 2008 were based. In making such grants, the equity awards subcommittee targeted the median number of option awards in order to be competitive in attracting and retaining employees, while limiting the potential dilution to our shareholders.

        The equity awards subcommittee of the compensation committee of our board approves all stock option awards to executive officers. Annual stock option grants are awarded around year-end. These options vest based on our standard 48-month vesting period for annual option grants detailed below. For executive officers who are hired during the year, the equity awards subcommittee approves the issuance of stock options in connection with the board's appointment of the executive as of the executive's start date. In determining the number of options to be granted to new hires, we initially target the 50th percentile level of options held by executives in similar positions at companies of similar size and stage of development within the biotechnology industry. We then adjust each executive's option award either up or down from that midpoint based on the executive's experience and scope of responsibilities. The new hire option for 100,000 shares granted to Dr. De Jager in February 2008 was calculated utilizing this process and was in the 50th - 75th percentile based on the Radford "2006 Executive Compensation Review." Any promotions of executive officers would be treated similarly, with the equity awards subcommittee awarding the stock option to the executive as of the date of the promotion. However, there were no promotions of executives during 2008.

        Stock options granted to executives have an exercise price equal to the closing sale price of our common stock on the date of grant. We issue stock options at 100% of the fair market value on the date of grant to assure that executives will receive a benefit only when the stock price increases. Each stock option granted to a newly hired executive officer vests over a 48-month period, with no options vesting until the executive has worked for the company for one full year, at which time 25% of the award vests. The balance of the option vests monthly over the remaining 36 months of the vesting period. Annual and promotion-related stock option grants vest monthly over a 48-month period, if the employee has worked for the company for a year or more. If the employee has not yet been with the company for one year, the option vests monthly over a 48-month period, except that vesting in the first year is not credited until the employee has been with the company for one year. These vesting schedules are consistent with those found in the Radford surveys of similar companies in the biotechnology industry. We believe that the relatively long duration of the vesting period helps focus management on the long-term performance of the company. All stock options granted to executive officers have a maximum term of ten years.

        In September 2006, the equity awards subcommittee of the compensation committee approved certain option grants to executives that vested 50% in equal monthly installments over four years from the date of grant and 50% on the seven-year anniversary of the date of grant, subject to acceleration, of up to 25% of such portion of the option grant, in the event of achievement of the company's performance goals established under the annual incentive bonus program. Since the overall level of achievement of corporate goals in 2006 was 80%, each such option grant was accelerated in vesting in 2007 as to 10% of the total shares subject to the option. Similarly, effective in 2008, each such option grant has been accelerated as to 20% of the total shares subject to the options since performance goals for each of 2007 and 2008 were also achieved at the 80% level.

        Other Benefits.    All of our salaried employees, including our executive officers, are eligible to participate in our 401(k) defined contribution plan. For 2008, at our discretion, we may contribute to each participant a matching contribution equal to 5% (10% in 2009) of the participant's compensation that has been contributed to the plan, up to a maximum matching contribution of $500. As reflected in the Summary Compensation Table below, in 2008, all of the named executive officers, except Mr. Martell and Dr. De Jager, participated in our 401(k) plan and received matching contributions. We also provide all employees with health and dental coverage, company-paid term life insurance, disability insurance, paid time off and paid holidays. These benefits are typical within our industry, are designed to be competitive with overall market practices, and are in place to attract and retain the executives and other employees needed to operate our business.

        We strive to focus our resources on the development of our product candidates. Accordingly, our executive officers do not receive any material perquisites.

  Supplementary Compensation Policies

        We have adopted several additional policies designed to ensure that our overall executive compensation structure is responsive to shareholder interests and competitive with other companies in our industry. Specific policies include:

        Limitations on Deductibility of Compensation:    Section 162(m) of the Internal Revenue Code of 1986, as amended, or the Code, generally limits the tax deductibility of compensation paid by a public company to its chief executive officer and certain other highly compensated executive officers, including the executive officers (other than the chief financial officer) named in the Summary Compensation Table, to $1 million in the year the compensation becomes taxable to the executive. There is an exception to the limit on deductibility for performance-based compensation that meets certain requirements. We believe that stock options awarded under our 2004 Plan qualify for the exception. In 2008, compensation to our chief executive officer and each of our other named executive officers did not exceed $1 million for purposes of Section 162(m), and we expect the same to be true for 2009. However, we may in the future approve annual compensation that exceeds the $1 million limitation if we believe that doing so is in the best interests of the company and our shareholders.

        Severance and Change of Control Agreements:    All of our executive officers are parties to standard forms of executive severance and change of control agreements. During February 2008, the board and the compensation committee completed a review of its executive severance and change of control agreements relative to market survey data provided by Radford. Based on such review, no benefit changes were approved to the executive severance agreements, except to bring such agreements into compliance with, or to qualify for exemption from, Section 409A of the Code. However, the compensation committee amended the form of executive change of control agreements to increase certain benefits payable thereunder to be consistent with current industry practice. For example, Dr. McMahon's severance payment following certain terminations of employment after a change of control was increased from one times base salary to two times base salary and other executives' severance payments were increased from 50% of base salary to one times base salary. Adjustments were also made to performance bonus opportunities under the change of control agreements. Prior to amendment, executives were eligible to receive an amount equal to 50% of the annual bonus that would have been paid but for the termination of employment following a change of control or, if greater, the percentage of annual bonus accrued through the date of termination. Following amendment of the change of control agreements, executives are eligible for the annual performance bonus, prorated for the number of days served during the year of termination, as well as a severance payment equal to one times the annual performance bonus. We believe that these agreements and their terms, as amended, are customary in the industry and necessary to attract and retain qualified, experienced executive personnel. These agreements and the potential amounts payable under them to the executives named in the Summary Compensation Table are described in the section below entitled "Potential Payments Upon Termination or Change of Control."

Compensation Committee Report

        The compensation committee of the board of directors has reviewed and discussed the Compensation Discussion and Analysis above with management, and, based on such review and discussions, the compensation committee recommended to the board that the Compensation Discussion and Analysis be included in our proxy statement for the 2009 annual meeting of shareholders.

Submitted by the compensation committee of the board of directors:
Nicholas J. Simon, Chairman Robert M. Littauer E. Rolland Dickson Robert S. Basso

2008 SUMMARY COMPENSATION TABLE

        The following table sets forth all compensation earned by each of the named executive officers during 2008 and, where applicable, prior years. The named executive officers are the principal executive officer, the former principal financial officer and the other highly compensated executive officers, including two former officers, who served during 2008. Columns required by SEC rules are omitted in this table and the tables following it where there is no amount to report.

Name & Principal Position	Year	Salary ($)(1)		Bonus ($)(2)		Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)	All Other Compensation ($)(5)		Total Compensation ($)
Gerald McMahon, Ph.D.,	2008	433,691		—		2,117,865	173,476	500		2,725,532
Chairman, Chief Executive	2007	417,006		—		1,335,012	166,804	500		1,919,322
Officer	2006	400,977		20,000		598,527	160,389	500		1,180,393
Ronald A. Martell,	2008	332,800		—		1,284,973	93,184	—		1,710,957
President & Chief Operating Officer(12)	2007	208,615		35,000	(6)	613,127	58,703	117,543	(7)	1,032,988
Robert L. De Jager, M.D.,	2008	316,250		—		148,632	75,531	—		540,413
Chief Medical Officer(13)

Caroline M. Loewy,	2008	275,754	(8)	—		422,325	—	500		698,579
Former Chief Financial	2007	279,574		—		461,819	67,098	500		808,991
Officer(14)	2006	130,769		—		114,417	26,154	500		271,840

David A. Karlin, M.D.,	2008	277,315	(9)	—		407,912	74,171	234,444	(11)	993,842
Former Senior Vice	2007	285,272		25,000	(10)	520,574	57,054	500		888,400
President, Clinical	2006	270,404		20,000		72,081	54,080	500		417,065
Development & Regulatory Affairs(15)
Anna L. Wight, JD,	2008	259,951		—		417,958	41,592	500		720,001
Vice President, Legal	2007	249,952		—		333,739	39,992	500		624,183
	2006	236,925		20,000		97,038	37,908	500		392,371

(1)
The amounts reported in the Salary column represent the dollar amount of base salary earned by each named executive officer in the year indicated.

(2)
The amounts reported in the Bonus column represent the amount of discretionary bonuses awarded to the named executive officer.

(3)
The amounts reported in the Option Awards column represent the dollar amount recognized as stock-based compensation expense in the year indicated for financial reporting purposes, related to stock options granted to each named executive officer in the year indicated and years prior to such year, excluding any reduction for estimated forfeitures, determined in accordance with Financial Accounting Standards Board Statement of Financial Accounting Standards No. 123 (revised 2004), Share-Based Payment (SFAS 123R). See Note 8, "Stock-Based Compensation," of the notes to the consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2008 for the assumptions used in determining such amounts.

(4)
The amounts reported in the Non-Equity Incentive Plan Compensation column represent the amounts of annual incentive bonus awards earned by the named executive officer in the year indicated, but paid in the following year. Dr. De Jager's incentive bonus is pro-rated for 11 months of service in 2008 based upon his February 1, 2008 hire date. Dr. Karlin received the full year bonus for 2008 service in compliance with his severance agreement effective November 21, 2008. The incentive bonus earned by Mr. Martell in 2007 is prorated for the eight-month period of fiscal 2007 during which he served as an executive officer.

(5)
Except as noted otherwise, the amounts reported in the All Other Compensation column represent company contributions to our 401(k) plan.

(6)
This amount represents the signing bonus paid to Mr. Martell upon joining the company as President and Chief Operating Officer on May 7, 2007.

(7)
This amount reflects payments to Mr. Martell to reimburse him for relocation costs ($65,413), including tax reimbursements ($52,130).

(8)
This amount includes $9,226 of accrued vacation paid out to Ms. Loewy upon termination of employment.

(9)
This amount includes $12,773 of accrued vacation paid out to Dr. Karlin upon termination of his employment.

(10)
This amount represents a bonus paid to Dr. Karlin in 2007 in connection with his efforts related to the company's clinical trials.

(11)
This amount represents Dr. Karlin's severance ($222,500, of which $190,358 was paid in January 2009), the value of continued medical, dental and vision coverage ($11,444), and company contributions to our 401(k) plan ($500).

(12)
Mr. Martell joined the company as President and Chief Operating Officer on May 7, 2007. Mr. Martell also serves on the board of directors, which he joined in June 2006.

(13)
Dr. De Jager joined the company as Chief Medical Officer on February 1, 2008.

(14)
Ms. Loewy resigned her position with the company effective November 28, 2008. Our current Chief Financial Officer, Gregory L. Weaver, joined the company in February 2009.

(15)
Dr. Karlin's position with the company was eliminated effective November 21, 2008.

2008 GRANTS OF PLAN-BASED AWARDS

        The following table provides information regarding equity and non-equity awards granted to each of the named executive officers in 2008.

								All Other Option Awards: Number of Securities Underlying Options (#)
			Estimated Future Payouts Under Non-Equity Incentive Plan Awards(2)						Exercise or Base Price of Option Awards ($/Sh)(4)	Grant Date Fair Value of Option Awards ($)(5)
Name	Grant Date(1)		Threshold ($)(3)	Target ($)		Maximum ($)
Gerald McMahon				216,846		216,846
	1/3/2008							125,000	4.18	357,200
	12/18/2008							125,000	1.78	149,213
Ronald A. Martell				116,480		116,480
	1/3/2008							75,000	4.18	214,320
	12/18/2008							75,000	1.78	89,528
Robert L. De Jager				94,710	(6)	94,710	(6)
	2/1/2008	(7)						100,000	5.56	377,920
	12/9/2008							25,000	2.68	45,060
	12/18/2008							60,000	1.78	71,622
Caroline M. Loewy				87,227	(8)	87,227	(8)
	1/3/2008							60,000	4.18	171,456
David A. Karlin				74,171	(9)	74,171	(9)
	1/3/2008							40,000	4.18	114,304
Anna L. Wight				51,990		51,990
	1/3/2008							30,000	4.18	85,728
	12/18/2008							30,000	1.78	35,811

(1)
The option shown has a ten-year term and vests in equal monthly installments over the four years following the grant date unless otherwise noted.

(2)
The amounts shown in the Estimated Future Payouts Under Non-Equity Incentive Plan Awards column reflect the payout levels for annual incentive bonus awards described in the Compensation Disclosure and Analysis. The target amount shown is a percent of 2008 annual base salary as follows: Dr. McMahon: 50%; Mr. Martell: 35%; Dr. De Jager: 30%; Ms. Loewy: 30%; Dr. Karlin: 25%; and Ms. Wight: 20%. The minimum pay out level is 0% of the target amount shown. The maximum payout level is 100% of the target amount. Our annual incentive awards program is described in more detail in the Compensation Discussion and Analysis above and actual 2008 payouts based upon performance are reported in the Summary Compensation Table above.

(3)
Because the lowest possible payment is $0, no threshold payout amount is indicated.

(4)
The exercise price of the options is equal to the closing sale price of our common stock on the grant date as reported on The Nasdaq Global Market.

(5)
The amount reported represents the full grant date fair value of the options granted to each named executive officer in 2008, determined in accordance with SFAS 123R. See Note 8, "Stock-Based Compensation," of the notes to consolidated financial statements of the company set forth in our Annual Report on Form 10-K for fiscal year 2008 for the assumptions used in determining such fair value.

(6)
Dr. De Jager joined the company on February 1, 2008. The amounts shown in the Estimated Future Payouts Under Non-Equity Incentive Plan Awards columns are pro-rated for 11 months of service in 2008.

(7)
The option shown was granted when Dr. De Jager joined the company in February 2008, has a ten-year term and vests 25% on the one year anniversary of the grant date and monthly thereafter over the next three years.

(8)
As a result of Ms. Loewy's termination of employment in November 2008, she was not eligible to receive an incentive bonus payment.

(9)
Dr. Karlin's employment with the company was terminated in November 2008. The target amount under the Estimated Future Payouts Under Non-Equity Incentive Plan Awards column was paid to Dr. Karlin in accordance with his severance agreement.

        Salary and Cash Incentive Awards in Proportion to Total Compensation:    As discussed in the Compensation Discussion and Analysis, we believe that a substantial portion of each named executive officer's compensation should be in the form of equity awards. The following table sets forth the percentage of each named executive officer's total compensation we paid in the form of base salary and cash incentive awards for fiscal 2008.

Name	Percentage of Total Cash Compensation
Gerald McMahon	22%
Ronald A. Martell	25%
Robert L. De Jager	72%
Caroline M. Loewy	40%
David A. Karlin	58%
Anna L. Wight	42%

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END 2008

        The following table provides information relating to holdings of unexercised stock options by the named executive officers as of December 31, 2008. Options granted in 2008 also are disclosed in the Grants of Plan-Based Awards Table.

	Option Awards
			Number of Securities Underlying Unexercised Options (#)(1)
					Option Exercise Price ($)	Option Expiration Date(2)
Name	Grant Date		Exercisable	Unexercisable
Gerald McMahon	5/18/2004		91,666	—	15.00	5/18/2014
	1/24/2005		32,638	694	12.90	1/24/2015
	4/29/2006		55,556	27,777	7.50	4/29/2016
	6/16/2006		52,084	31,249	6.48	6/16/2016
	6/16/2006	(3)	99,999	66,667	6.48	6/16/2016
	9/13/2006	(4)	165,308	119,092	3.66	9/13/2016
	2/7/2007		72,188	85,312	5.98	2/7/2017
	5/31/2007	(5)	119,375	180,625	8.14	5/31/2017
	1/3/2008		28,646	96,354	4.18	1/3/2018
	12/18/2008		—	125,000	1.78	12/18/2018
Ronald A. Martell	6/26/2006	(7)	8,333	—	6.00	6/26/2016
	5/7/2007	(6)	316,667	483,333	6.87	5/7/2017
	1/3/2008		17,188	57,812	4.18	1/3/2018
	12/18/2008		—	75,000	1.78	12/18/2018
Robert L. De Jager	2/1/2008	(6)	—	100,000	5.56	2/1/2018
	12/9/2008		—	25,000	2.68	12/9/2018
	12/18/2008		—	60,000	1.78	12/18/2018
Caroline M. Loewy(9)	8/27/2004	(8)	8,333	—	13.44	5/31/2009
	6/23/2006	(6)	60,416	—	6.00	6/23/2016
	9/13/2006	(4)	60,661	—	3.66	9/13/2016
	2/7/2007		15,312	—	5.98	2/7/2017
	5/31/2007		24,297	—	8.14	5/31/2017
	1/3/2008		12,500	—	4.18	1/3/2018
David A. Karlin	7/1/2005	(6)	35,590	6,076	3.72	7/1/2015
	4/29/2006		27,778	13,888	7.50	4/29/2016
	9/13/2006	(4)	84,398	60,802	3.66	9/13/2016
	2/7/2007		13,750	16,250	5.98	2/7/2017
	5/31/2007		24,375	40,625	8.14	5/31/2017
	1/3/2008		9,167	30,833	4.18	1/3/2018
Anna L. Wight	5/24/2000		2,500	—	84.38	5/24/2010
	5/22/2001		2,500	—	35.64	5/22/2011
	5/1/2002		9,999	—	16.80	5/1/2012
	1/30/2003		18,332	—	2.82	1/30/2013
	5/8/2003		6,666	—	16.14	5/8/2013
	5/18/2004		6,666	—	15.00	5/18/2014
	3/9/2005		6,249	416	7.44	3/9/2015
	4/29/2006		27,778	13,888	7.50	4/29/2016
	9/13/2006	(4)	56,398	36,710	3.66	9/13/2016
	2/7/2007		9,167	10,833	5.98	2/7/2017
	5/31/2007		23,750	36,250	8.14	5/31/2017
	1/3/2008		6,875	23,125	4.18	1/3/2018
	12/18/2008		—	30,000	1.78	12/18/2018

(1)
Unless otherwise noted, the options listed in this column vest in equal monthly installments over four years from the date of grant.

(2)
All options expire ten years from the effective date of the grant with the exception of Ms. Loewy's 2004 grant which was granted under a consulting agreement prior to her employment and expires four years from the date of termination of her consulting relationship.

(3)
The option vests on the seven-year anniversary of the date of grant, subject to accelerated vesting, of up to 25% in each year to the extent Dr. McMahon achieves the performance goals established under the annual incentive bonus program at the discretion of the equity awards subcommittee of the compensation committee. As a result of achievement of performance goals, the options have been accelerated as to 33,333 shares in 2007 and 66,667 shares in 2008.

(4)
The option vests 50% in equal monthly installments over the first four years from the date of grant and 50% on the seven-year anniversary of the date of grant. Vesting of the second 50% of the option granted is subject to accelerated vesting of up to 25% in each year to the extent of the company's actual achievement of annual performance goals established under the annual incentive bonus program at the discretion of the equity awards subcommittee of our compensation committee. As a result of achievement of performance goals, the second 50% of the options were accelerated as to 28,440 shares for Dr. McMahon, 12,853 shares for Ms. Loewy, 14,520 shares for Dr. Karlin and 9,311 shares for Ms. Wight in 2007 (as credit for achievement of 2006 corporate goals) and as to 56,880 shares for Dr. McMahon, 12,853 shares for Ms. Loewy, 29,040 shares for Dr. Karlin and 18,622 shares for Ms. Wight in 2008 (as credit for achievement of 2007 and 2008 corporate goals).

(5)
The option vests 50% in equal monthly installments over the first four years from the date of grant and 50% on the seven-year anniversary of the date of grant. Vesting of the second 50% of the option is subject to accelerated vesting of up to 25% in each year to the extent of the company's actual achievement of the annual performance goals established under the annual incentive bonus program at the discretion of the equity awards subcommittee of the compensation committee. As a result of achievement of performance goals, the second 50% of the option has been accelerated as to 60,000 shares through 2008.

(6)
These options vest 25% one year after the date of grant and thereafter in equal monthly installments over the next three years.

(7)
Mr. Martell was issued this grant for service on the board of directors prior to his employment. This grant vested 50% the one year after the grant date and 50% on the second year after the grant date.

(8)
Ms. Loewy was issued this grant for service under a consulting agreement prior to her employment. This grant vested in full on the one year anniversary of the grant date.

(9)
Ms. Loewy's options expired in their entirety, without exercise, on February 28, 2009.

Option Exercises in 2008

        None of the named executive officers exercised any stock options during 2008.

Pension Benefits and Nonqualified Deferred Compensation

        We do not provide pension arrangements or post-retirement health coverage for our executive employees. We also do not maintain any nonqualified deferred compensation plans, but our executive officers are eligible to participate in our 401(k) defined contribution plan. For 2008, at our discretion, we may contribute to each participant a matching contribution equal to 5% (10% in 2009) of the participant's compensation that has been contributed to the plan, up to a maximum matching contribution of $500 per participant.

Potential Payments Upon Termination or Change of Control

        All of the named executive officers are parties to standard forms of executive severance and change of control agreements. The information below describes and quantifies certain compensation that would become payable under these agreements if the named executive officer's employment had been terminated on December 31, 2008, based on the named executive officers' compensation and service levels as of such date, and, if applicable, based on the company's closing stock price on December 31, 2008 (the last trading day of fiscal 2008). Payments and benefits payable under the executive severance and change of control agreements are in addition to benefits paid generally to salaried employees of the company, including distributions under the company's 401(k) plan and accrued salary and vacation pay. The named executive officers are not entitled to any potential payments or benefits not otherwise available generally to salaried employees of the company in the event of termination of employment by the company for cause or by the executive without good reason or due to retirement. The executive severance and change of control agreements were amended and restated in February 2009 for then currently serving executive officers solely to reflect 409A amendments made to such agreements in December 2008. No amendments were made to the agreements at that time that affected compensation payable under the agreements and the disclosures below describe compensation payable under the agreements, as amended. As discussed in the Compensation Discussion and Analysis, during 2008, the compensation committee evaluated its executive severance and change of control agreements based on market data provided from its independent consultant. Based on such recommendations, benefits payable under the severance agreements were not changed in 2008, but certain benefits payable under the change of control agreements were amended as described below. Amendments to the change of control agreements are also described in the Compensation Discussion and Analysis above.

Executive Severance Agreements

        Termination by the Company without Cause or by the Executive for Good Reason Absent a Change of Control.    The executive severance agreements of Mr. Martell, Dr. De Jager, Ms. Loewy, Dr. Karlin and Ms. Wight each provide that, if the executive is terminated without cause, or if the executive resigns for good reason, he or she is entitled to receive severance pay equal to 75% of current annual base salary, up to nine months medical, dental and vision insurance benefits and, if applicable, reimbursement of excise taxes. Cash severance payments are in the form of salary continuation, payable at normal payroll intervals during the nine months following the date of termination. Each of these severance agreements runs for an initial term of one year and renews automatically for successive one-year periods unless either party gives nine months' prior notice of non-renewal. Dr. McMahon's executive severance agreement provides for a severance payment equal to 100% of current annual base salary, payable in the form of salary continuation for one year following the date of termination, up to one year's medical, dental and vision insurance benefits and, if applicable, reimbursement of excise taxes. Dr. McMahon's severance agreement runs for an initial term of two years and renews automatically for successive two-year periods unless either party gives 90 days' prior notice of non-renewal. In all cases, as a condition to receiving any severance payment, each executive must execute a general release of claims against the company in a form satisfactory to the company in its sole discretion. To the extent that severance payments and benefits under the change of control agreements described below are payable to the named executive officer, no payments will be made to such executive under his or her executive severance agreement.

        The executive severance agreements define "cause" as: a clear refusal to carry out any of the executive's material lawful duties; a persistent failure to carry out any of the executive's lawful duties after reasonable notice and an opportunity to correct the failure; violation by the executive of a state or federal criminal law involving a crime against the company or any other crime involving moral turpitude; the executive's current abuse of alcohol or controlled substances; deception, fraud, misrepresentation or dishonesty by the executive; any incident materially compromising the executive's reputation or ability to represent the company with investors, customers or the public; or any material violation by the executive of the severance agreement, subject to certain notice and opportunity-to-cure provisions set forth in the agreements.

        "Good reason" includes a material reduction of the executive's annual base salary below the level in effect on the date of the agreement, regardless of any change in the executive's duties; the assignment of the executive to any duties materially inconsistent with or resulting in a material diminution of the executive's position, duties or responsibilities (excluding actions of the company not taken in bad faith and promptly remedied); requiring the executive to be based at any office or location more than a designated number of miles from the city in which the executive currently is employed (30 miles in the case of Dr. McMahon and 50 miles in the case of the other named executive officers); the company's failure to properly assign the executive severance agreement to a successor entity; or any other material violation by the company of the severance agreement, subject to certain notice and opportunity-to-cure provisions set forth in the agreements.

        The estimated values of severance and other benefits payable to each named executive officer, based on a hypothetical termination of employment by the company without cause or by the executive with good reason on December 31, 2008, in circumstances in which there is no change of control (as defined below) of the company, are set forth in the following table:

Name	Estimated Value of Cash Severance Payments ($)	Estimated Value of Continued Medical, Dental & Vision Benefits ($)	Total ($)
Gerald McMahon	433,691	22,815	456,506
Ronald A. Martell	249,600	17,111	266,711
Robert L. De Jager	258,750	12,446	271,196
Caroline M. Loewy(1)	218,069	17,111	235,180
David A. Karlin(2)	—	—	—
Anna L. Wight	194,963	17,111	212,074

    (1)
    Ms. Loewy voluntarily resigned her position with the company effective November 28, 2008, nullifying eligibility for any severance as of the reporting date of December 31, 2008. No severance related expenses were incurred with her departure. The amounts shown above are those that would have been payable as of December 31, 2008 had Ms. Loewy not terminated employment prior to such date.

    (2)
    Dr. Karlin's position was eliminated effective November 21, 2008, and all applicable cash severance in effect at the time of termination has been paid as of the date of this report. Dr. Karlin received nine months of salary totaling $222,500 based on his 2008 base salary. Additionally, the company will pay 100% of his continuing medical, dental and vision insurance, valued at $11,444, for the nine months following the effective date of his termination.

        Termination due to Death or Total Disability Absent a Change of Control.    The executive's severance agreement and the executive's employment terminate automatically upon the death or total disability of the executive. "Total disability" is defined as the named executive officer's inability to perform his or her essential duties for a period or periods aggregating 12 weeks in any 365 day period as a result of physical or mental illness, loss of legal capacity or any cause beyond the executive's control, unless the executive is granted a leave of absence by our board of directors. If the executive's employment is terminated by reason of death or total disability during the term of the severance agreement, the executive, if applicable, or his or her family members are entitled to receive continued medical and dental insurance benefits for up to nine months in the cases of Mr. Martell, Dr. De Jager, Ms. Loewy, Dr. Karlin and Ms. Wight and for up to one year in the case of Dr. McMahon. The estimated values of these benefits are reflected in the preceding table.

Change of Control Agreements and 2004 Plan Change of Control Provisions

        Termination by the Company without Cause or by the Executive for Good Reason Following a Change of Control.    The change of control agreements provide each of the named executive officers with termination compensation if, within two years following a change of control of the company, the executive's employment with the company or an affiliated company is terminated without cause or the executive terminates his or her employment for good reason. In such case, each named executive officer, other than Dr. McMahon, is entitled to receive an amount equal to the annual performance bonus (prorated for the number of days served during the year of termination); up to twelve months of medical, dental and vision insurance benefits; severance pay equal to one times the annual performance bonus and one times annual base salary; and full acceleration of stock option vesting. Dr. McMahon is entitled to the annual performance bonus (prorated for the number of days served during the year of termination); up to eighteen months of medical, dental and vision insurance benefits; severance pay equal to one times the annual performance bonus and two times annual base salary; and full acceleration of stock option vesting. All cash amounts are payable in a lump sum within ten working days of the date of termination. Sums payable with respect to an annual performance bonus are based on the average bonus paid or payable during the three fiscal years (or any shorter period of employment) immediately preceding the year in which the change of control occurs. Under the terms of our 2004 Plan, all vested stock options expire three months after the date of termination of service. The change of control agreements also provide for reimbursement of any excise taxes payable by the executive as a consequence of the payments or benefits received under the change of control agreement or any benefit plan of the company.

        A "change of control" under the agreements is deemed to occur upon shareholder approval of certain mergers, consolidations or reorganizations of the company, the liquidation or dissolution of the company, or certain sales of all or substantially all of the assets of the company; acquisition of beneficial ownership of 20% or more of the outstanding common stock or voting power of the company by a person or group of related persons, if such acquisition is not approved in advance by a majority of the incumbent directors; acquisition of beneficial ownership of 33% or more of the outstanding common stock or voting power of the company by a person or group of related persons, if such acquisition is approved in advance by a majority of the incumbent directors; or the failure of incumbent board members (or persons nominated or appointed by incumbent board members) to hold a majority of the seats on the company's board of directors.

        The definitions of "cause" and "good reason" under the change of control agreements are substantially the same as those in the executive severance agreements described above. Each change of control agreement, as amended, runs for an initial one-year term and renews automatically for successive one-year periods unless either party gives 90 days' prior written notice of non-renewal, except that Dr. McMahon's amended change of control agreement has an initial two-year term and renews for successive two-year periods. If a change of control occurs, each agreement automatically renews and runs for a period of two additional years.

        2004 Plan.    In addition to the change of control agreements, the 2004 Plan provides for accelerated vesting of options upon a change of control, which is defined in the 2004 Plan as a merger, consolidation, acquisition of property or stock, separation, reorganization or liquidation of the company as a result of which shareholders of the company receive cash, stock or other property in exchange for or in connection with their shares of common stock. No acceleration occurs under the 2004 Plan in a merger in which the holders of common stock immediately prior to the merger have the same proportionate ownership of common stock in the surviving corporation after the merger, a reincorporation or the creation of a holding company.

        The estimated values of severance and other benefits payable to each named executive officer based on a hypothetical termination of employment by the company without cause or by the executive with good reason on December 31, 2008 following a change of control of the company, are set forth in the following table. The following table also sets forth the incremental value of accelerated vesting that may occur under the 2004 Plan in the event of a change of control (as defined for purposes of the 2004 Plan):

Name	Estimated Value of Cash Severance Payments ($)	Estimated Value of Continued Medical, Dental & Vision Benefits ($)	Estimated Incremental Value of Accelerated Vesting of Stock Options ($)(1)	Potential Excise Tax Liability Reimbursable by the Company ($)(2)	Total ($)
Gerald McMahon	1,084,228	34,222	18,750	—	1,137,200
Ronald A. Martell	449,280	22,815	11,250	—	483,345
Robert L. De Jager	448,500	16,594	9,000	—	474,094
Caroline M. Loewy(3)	446,093	22,815	—	—	468,908
David A. Karlin(4)	—	—	—	—	—
Anna L. Wight	311,941	22,815	4,500	—	339,256

(1)
Reflects the estimated incremental value of accelerated vesting of all stock options held by the named executive officer on December 31, 2008, based on the excess of the closing price of our common stock at December 31, 2008 (the last trading day of fiscal 2008) over the exercise prices of such options.

(2)
Reimbursement of excise tax is required only to the extent that any portion of the payments or benefits under the change of control agreement or any benefits plan would be characterized as an "excess parachute payment" to the executive under Section 280G of the Code, giving rise to an excise tax payable by the executive under Section 4999 of the Code.

(3)
Ms. Loewy resigned her position with the company effective November 28, 2008. The Amended and Restated Change of Control Agreement, dated as of March 3, 2008, between Poniard and Ms. Loewy, was in effect at the time Ms Loewy terminated on November 28, 2008. The amounts shown above are those that would have been payable as of December 31, 2008 had Ms. Loewy not terminated employment prior to such date, including an annual performance bonus for 2008 that is based on the average bonus paid or payable for the immediately preceding three fiscal years.

(4)
Dr. Karlin's position was eliminated effective November 21, 2008. The Amended and Restated Change of Control Agreement, dated as of March 3, 2008, between Poniard and Dr. Karlin, was in effect at the time Dr. Karlin terminated on November 21, 2008.

        Termination due to Death or Total Disability Following a Change of Control.    The change of control agreement and the executive's employment during the two years following a change of control terminate automatically upon the death or total disability of the named executive officer. "Total disability" is defined in the agreements as the named executive officer's inability to perform his or her essential duties for a period or periods aggregating 12 weeks in any 365 day period as a result of physical or mental illness, loss of legal capacity or any cause beyond the executive's control, unless the executive is granted a leave of absence by our board. If the executive's employment is terminated by reason of death or total disability during the two years following a change of control of the company, the executive, if applicable, or his or her family members are entitled to continued medical and dental insurance benefits for up to one year, except for Dr. McMahon who is entitled to continued medical and dental insurance benefits for up to eighteen months. The estimated values of these benefits are reflected in the preceding table.

Director Compensation

        For 2008, our non-employee directors received an annual fee of $20,000 for service on the board of directors, together with a fee of $2,000 for each in-person board meeting. Payment for attendance at telephonic board meetings was $500 for up to one hour, $1,000 for one to two hours and $1,500 for more than two hours. Non-employee directors also received a fee of $500 for attendance at each meeting of a committee on which they served. The audit committee chairman received an annual retainer in 2008 of $10,000, and each audit committee member received a 2008 annual retainer of $6,000. The chairmen of the compensation committee and the nominating and corporate governance committee each received annual retainers in 2008 of $6,500. The members of each of the compensation committee and the nominating and corporate governance committee received a 2008 annual retainer of $4,000. We also reimburse each of our non-employee directors for reasonable travel expenses incurred in connection with attending board and board committee meetings.

        Non-employee directors also receive stock option grants under our Stock Option Grant Program for Nonemployee Directors (the NED Program), which is administered under our 2004 Plan. Each new non-employee director, upon initial election or appointment to the board of directors, receives an initial option to purchase 30,000 shares of common stock at an exercise price equal to the fair market value per share of common stock on the grant date. In addition, each non-employee director automatically receives an annual option grant to purchase 15,000 shares of common stock following each annual meeting of shareholders at an exercise price equal to the fair market value per share of common stock on the grant date, provided that a non-employee director who has received the initial option grant for 30,000 shares of common stock within five months prior to any such annual meeting of shareholders, does not receive an annual grant for such annual meeting. All options granted to non-employee directors under the NED Program have a term of ten years and vest 50% one year after the date of grant and 50% two years after the date of grant. Separate from the NED Program, the lead director on the board is also eligible for an additional option grant which, for 2008, was an option grant for 7,500 shares.

2008 DIRECTOR COMPENSATION TABLE

        The following table presents information relating to total compensation of directors for the fiscal year ended December 31, 2008.

Name(1)	Fees Earned or Paid in Cash ($)(2)	Option Awards ($)(3)(4)(5)		All Other Compensation ($)	Total ($)
Robert S. Basso	57,400	109,155		—	166,555
Frederick B. Craves, Ph.D.	38,000	97,392		—	135,392
E. Rolland Dickson, M.D.	50,500	129,205	(6)	—	179,705
Carl S. Goldfischer, M.D.	34,500	97,392		—	131,892
Robert M. Littauer	58,000	97,392		—	155,392
Nicholas J. Simon III	44,000	73,021		—	117,021
David R. Stevens, Ph.D.	48,000	97,392		—	145,392

(1)
Gerald McMahon, our chief executive officer and chairman of the board, and board member Ronald A. Martell, our president and chief operating officer, are not included in this table because they are employees of the company and do not receive separate compensation for their services as directors. The compensation received by Dr. McMahon and Mr. Martell as executive officers of the company is shown in the Summary Compensation Table above.

(2)
Includes all annual retainer fees, committee and chairmanship fees, and meeting fees earned for 2008. All annual retainer fees are paid to board members, committee members and committee chairs semi-annually in advance of services, rather than in arrears. Accordingly, retainer fees for the first half of calendar 2008 were paid in January 2008 and retainer fees for the second half of the 2008 calendar year were paid in June 2008. Retainer fees paid in December 2008 for services during the first half of 2009 are not included.

(3)
The amounts reported in the Option Awards column represent the dollar amount recognized as stock-based compensation expense in 2008 for financial reporting purposes, related to stock options granted to each director in 2008 and prior years, excluding any reduction for estimated forfeitures, determined in accordance with SFAS 123R. See Note 8, "Stock-Based Compensation," of the notes to financial consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2008 for the assumptions used in determining such amounts.

(4)
At December 31, 2008, each director named in the table above had the following number of options outstanding: Mr. Basso: 45,000; Dr. Craves: 100,827; Dr. Dickson: 113,326; Dr. Goldfischer: 122,494; Mr. Littauer: 80,831; Mr. Simon: 38,333 and Dr. Stevens: 80,831. The full grant date fair value of the options granted to each director in 2008, determined in accordance with SFAS 123R, was $56,253, except that the full grant date fair value for the options granted to Mr. Dickson was $84,380. See Note 8, "Stock-Based Compensation," of the notes to consolidated financial statements of the company set forth in our Annual Report on Form 10-K for fiscal year 2008 for the assumptions used in determining such fair value amounts.

(5)
Includes an option award to purchase 15,000 common shares at $4.40 per share granted on June 24, 2008, unless otherwise noted.

(6)
Includes an option award to purchase 15,000 common shares at $4.40 per share and an option award to purchase 7,500 common shares at $4.40 per share, both of which were granted on June 24, 2008. The second option award was granted in connection with Dr. Dickson's duties as lead director.

 SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        The following table sets forth certain information regarding beneficial ownership, as of April 24, 2009, of the company's common stock by (a) each person known by the board of directors to beneficially own more than 5% of the outstanding common stock, (b) each director and nominee for director, (c) our chief executive officer and each executive officer named in the Summary Compensation Table, and (d) all executive officers and directors as a group. Except as otherwise indicated, we believe that the beneficial owners of the shares listed below have sole investment and voting power with respect to the shares.

Name and Address of Beneficial Owner	Common Shares Beneficially Owned(1)	Percent of Common Shares Outstanding(2)
MPM BioVentures III, L.P., MPM BioVentures III-QP, L.P, MPM BioVentures III GmbH & Co. Beteiligungs KG, MPM BioVentures III Parallel Fund, L.P. and MPM Asset Management Investors 2005 BVIII LLC(3)	8,667,257	23.7%
The John Hancock Tower 200 Carendon Street, 54th Floor Boston, MA 02116
Bay City Capital Fund IV, L.P. and Bay City Capital Fund IV Co-Investment Fund, L.P., Bay City Capital Management IV LLC and Bay City Capital LLC(4)	5,626,012	15.7%
750 Battery Street, Suite 400 San Francisco, CA 94111
Deerfield Capital, L.P., Deerfield Special Situations Fund, L.P., Deerfield Management Company, L.P., Deerfield Special Situations Fund International Limited and James E. Flynn(5)	3,174,401	9.0%
780 Third Avenue, 37th Floor New York, NY 10017
OrbiMed Advisors LLC, OrbiMed Capital LLC and Samuel D. Isaly(6)	2,388,300	6.9%
767 Third Avenue, 30th Floor New York, NY 10017
Abingworth Management Limited(7)	2,331,286	6.7%
Princess House 38 Jermyn Street London, England SW1Y 6DN
Gerald McMahon(8)	841,197	2.4%
Robert S. Basso(9)	35,000	*
Fred B. Craves(10)	5,915,642	16.5%
E. Rolland Dickson(11)	91,659	*
Carl S. Goldfischer(12)	5,736,839	16.0%
Robert M. Littauer(13)	65,831	*
Ronald A. Martell(14)	460,939	1.3%
Nicholas J. Simon, III(15)	8,667,257	23.7%
David R. Stevens(16)	85,649	*
Robert L. De Jager(17)	43,958	*
Gregory L. Weaver	7,000	*
Caroline M. Loewy(18)	38,333	*
David Karlin(19)	230,556	*
Anna L. Wight(20)	207,884	*
Directors and executive officers as a group (11 persons)(21)	16,324,959	41.5%

*
Less than 1%

(1)
Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Shares of common stock owned as of April 24, 2009 and shares of common stock which are issuable within 60 days of April 24, 2009, including pursuant to options or warrants to purchase common stock, are deemed beneficially owned for computing the percentage of the person holding such securities, but are not considered outstanding for purposes of computing the percentage of any other person.

(2)
Based on 34,687,724 shares of common stock outstanding on April 24, 2009.

(3)
Includes 1,785,713 shares of common stock issuable upon exercise of warrants and 23,333 shares of common stock subject to options issuable within 60 days. MPM BioVentures III GP, L.P and MPM BioVentures III LLC (MPM III LLC) are the direct and indirect general partners of MPM BioVentures III-QP, L.P., MPM BioVentures III, L.P., BioVentures III Parallel Fund, L.P. and MPM BioVentures III GmbH & Co. Beteiligungs KG (the MPM III Funds). Luke Evnin, Ansbert Gadicke, Nicholas Galakatos, Dennis Henner, Nicholas J. Simon III, Michael Steinzmetz and Kurt Wheeler are members of MPM III LLC and MPM Asset Management Investors 2005 BVIII LLC (AM 2005) and exercise voting and investment control over the securities owned by the MPM III Funds and AM 2005. Each such individual disclaims beneficial ownership of the securities held by the MPM III Funds and AM 2005. Mr. Simon is a director of the company and the record holder of the option shares beneficially owned by the MPM Funds and AM 2005.

(4)
Includes 1,071,428 shares of common stock issuable upon exercise of warrants. Bay City Management is general partner to Bay City Capital Fund IV, L.P. and Bay City Capital Fund IV Co-Investment Fund, L.P (the "BCC Funds") and has voting and investment control over the securities held by the BCC Funds. Such control is exercised by BCC as a manager of Bay City Management. Fred B. Craves and Carl S. Goldfischer, directors of the company, are managers of Bay City Management and members and managing directors of BCC. Dr. Craves and Dr. Goldfischer each disclaims beneficial ownership of the securities held by the BCC Funds.

(5)
Includes 535,714 shares of common stock issuable upon exercise of warrants. Deerfield Capital, L.P. is the general partner of Deerfield Special Situations Funds, L.P. Deerfield Management, L.P. is the investment manager of the Deerfield Special Situations Fund International Limited. James E. Flynn is the managing member of the general partner of Deerfield Capital, L.P. and Deerfield Management, L.P., respectively, and exercises voting and investment control over the securities owned by Deerfield Special Situations Funds, L.P. and Deerfield Special Situations Fund Limited, International (the Deerfield Funds). Mr. Flynn disclaims beneficial ownership of the securities held by the Deerfield Funds. See Schedule 13G filed with the SEC on February 13, 2009.

(6)
OrbiMed Advisors LLC and OrbiMed Capital LLC hold these shares as investment advisors on behalf of Caduceus Capital Master Fund Limited, Caduceus Capital II, L.P., UBS Eucalyptus Fund LLC, PW Eucalyptus Fund Ltd. and HFR Sch Aggressive Master Trust, each of which has the right to receive or power to direct the receipt of dividends from, or proceeds from the sale of the securities held on its behalf. Samuel D. Isaly is a control person of OrbiMed Advisors and OrbiMed Capital LLC, President of OrbiMed Advisors LLC and Managing Director of ObiMed Capital LLC. See Schedule 13G filed with the SEC on February 10, 2009.

(7)
Includes 357,143 shares of common stock issuable upon exercise of warrants. Abingworth Management Ltd. is the investment manager of Abingworth Bioequities Master Fund Limited, Abingworth Bioventures IV LP, and Abingworth Bioventures IV Executives LP (the Abingworth Funds) and exercises voting and investment control over the securities owned by the Abingworth Funds. Dr. Joe Anderson, Mr. Michael Bigham, Dr. Stephen Bunting, Mr. David Leathers and Dr. Jonathan McQuitty comprise the investment committee of Abington Management Ltd. Each such individual disclaims beneficial ownership of the securities held by the Abingworth Management Ltd. and the Abingworth Funds. See Schedule 13G filed with the SEC on February 13, 2009.

(8)
Includes 821,589 shares of common stock subject to options exercisable within 60 days.

(9)
Includes 30,000 shares of common stock subject to options exercisable within 60 days.

(10)
Includes 4,554,584 shares of common stock beneficially owned by the BCC Funds (see note (4) above), 1,071,428 shares of common stock subject to warrants owned by BCC Funds and 85,827 shares of common stock subject to options exercisable within 60 days held by Dr. Craves. Dr. Craves disclaims beneficial ownership of the securities held by the BCC Funds.

(11)
Includes 90,826 shares of common stock subject to options exercisable within 60 days.

(12)
Includes 4,554,584 shares of common stock beneficially owned by the BCC Funds (see note (4) above), 1,071,428 shares of common stock subject to warrants owned by BCC Funds and 107,494 shares of common stock subject to options exercisable within 60 days held by Dr. Goldfischer. Dr. Goldfischer disclaims beneficial ownership of the securities held by the BCC Funds.

(13)
Consists of 65,831 shares of common stock subject to options exercisable within 60 days.

(14)
Consists of 460,939 shares of common stock subject to options exercisable within 60 days.

(15)
Consists of 6,858,211 shares of common stock beneficially owned and 1,785,713 shares of common stock subject to warrants owned by the MPM Funds and AM 2005 (see note (3) above) and 23,333 shares of common stock subject to options exercisable within 60 days held by Mr. Simon. Mr. Simon disclaims beneficial ownership of the securities held by the MPM Funds and AM 2005.

(16)
Includes 65,831 shares of common stock subject to options exercisable within 60 days.

(17)
Consists of 43,958 shares of common stock subject to options exercisable within 60 days.

(18)
Consists of 30,000 shares of common stock beneficially owned by the Alton Family Trust and 8,333 shares of common stock subject to options exercisable within 60 days.

(19)
Consists of 230,556 shares of common stock subject to options exercisable within 60 days.

(20)
Includes 204,464 shares of common stock subject to options exercisable within 60 days.

(21)
Includes 2,857,141 shares of common stock issuable upon exercise of warrants and 1,795,628 shares of common stock subject to options exercisable within 60 days.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS WITH MANAGEMENT

        In accordance with its charter, the audit committee is responsible for the review, approval or ratification of any transaction or series of transactions with a director or senior officer of the company, a director nominee, a principal shareholder of the company, or any such persons' immediate family members or affiliates in which the aggregate amount involved exceeds $120,000 (the current SEC disclosure threshold amount) or is otherwise disclosable under applicable rules and regulations of the SEC. Absent exceptional circumstances, transactions available to all company employees generally and/or transactions involving compensation approved, or recommended for approval by, the board compensation committee are excluded from this policy. The audit committee will consider relevant facts and circumstances of each case, including the risks, costs and benefits to the company and our shareholders, the terms of the transaction, and the availability of other sources for comparable services or products. Any member of the audit committee who is a related person with respect to a transaction under review cannot participate in the deliberations or vote respecting approval or ratification of the transaction.

        BCC, an affiliate of Bay City Management, is financial advisor to and indirectly controls the BCC Funds, which were among the investors in our $65 million equity financing that closed on April 26, 2006 and our $70 million public offering that closed on April 30, 2007. Two of our directors, Dr. Fred Craves and Dr. Carl Goldfischer, are managing directors of BCC and possess capital and carried interests in the BCC Funds. Nicholas J. Simon, a company director, is affiliated with the MPM Funds and AM 2005, which also were investors in the 2006 financing and the 2007 public offering, and possesses capital and carried interests in the MPM Funds. The audit committee reviewed and approved or ratified the 2006 equity financing and the 2007 public offering and related transactions.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Section 16(a) of the Exchange Act, requires our directors and certain officers, and persons who beneficially own more than 10% of our outstanding common stock, to file with the SEC initial reports of ownership and reports of changes in their beneficial ownership of our common stock. Directors, policymaking officers and greater-than-10% shareholders are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file.

        Based solely on our review of the copies of the forms we received, or written representations from certain reporting persons that no such forms were required for those persons, we believe that during 2008, except for one Form 4 report relating to one stock option granted in 2008 to Robert L. De Jager, our chief medical officer, which report was filed late, all filing requirements of Section 16(a) applicable to directors, executive officers and greater-than-10% shareholders were complied with by such persons.

 INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Principal Accounting Fees and Services

        The aggregate fees billed for professional services rendered by KPMG LLP for fiscal years 2008 and 2007 were as follows:

	Years Ended December 31,
	2008	2007
(1) Audit Fees*	$330,000	$330,000
(2) Audit-Related Fees**	—	149,750

    *
    Audit Fees consisted of fees for audit of our financial statements for fiscal years 2008 and 2007, respectively, and reviews of our quarterly financial statements.

    **
    Audit-Related Fees consisted principally of fees related to providing auditors' consents for Form S-3 and S-8 filings in 2007.

        The audit committee has considered and believes the provision of non-audit services is compatible with maintaining the independence of KPMG LLP. All of the hours expended on KPMG LLP's engagement to audit our financial statements for fiscal years 2008 and 2007 were attributed to work performed by persons who are full-time, permanent employees of KPMG LLP.

Audit Committee Pre-Approval Policy

        The audit committee of our board of directors has adopted a policy for the pre-approval of all audit and non-audit services provided by our independent accountants. The policy is designed to ensure that the provision of these services does not impair the accountants' independence. Under the policy, any services provided by the independent accountants, including audit, audit-related, tax and other services, must be specifically pre-approved by the audit committee. The audit committee may delegate pre-approval authority to one or more of its members. The audit committee does not delegate responsibilities to pre-approve services performed by the independent accountants to management. All audit services provided by our independent accountants in 2008 and 2007 were pre-approved by the audit committee. Our independent accountants did not provide any non-audit services in 2008 and 2007.

Report of the Audit Committee

        The members of the audit committee are "independent" in accordance with applicable rules promulgated by the SEC and Nasdaq, and the composition of the committee complies with applicable Nasdaq listing standards. Each member is able to read and understand fundamental financial statements, including the company's balance sheet, income statement and cash flow statement. The company's board of directors has determined that Messrs. Littauer and Basso are "audit committee financial experts" as defined in Item 407(d)(5) of Regulation S-K promulgated by the SEC. The board of directors has adopted a written audit committee charter, a copy of which is posted on the company's web site at www.poniard.com. The audit committee has reviewed and discussed the audited financial statements with management. The audit committee has discussed with KPMG LLP, our company's independent registered public accounting firm, the matters required to be discussed by Statement on Accounting Standards No. 114, The Auditor's Communications with Those Charged with Governance. The audit committee also has received the written disclosures and the letter from KPMG required by the applicable Public Company Accounting Oversight Board requirements for independent accountant communications with audit committees concerning independence and has discussed with KPMG that firm's independence. Based on the reviews and discussions referred to above, the audit committee recommended to the company's board of directors that the audited financial statements be included in the company's Annual Report on Form 10-K for the year ended December 31, 2008.

Submitted by the audit committee of the board of directors:
Robert M. Littauer, Chair David R. Stevens Robert S. Basso

PROPOSALS OF SHAREHOLDERS

        Shareholder proposals to be considered for inclusion in our proxy statement and form of proxy relating to our 2010 annual meeting of shareholders pursuant to Rule 14a-8 under the Exchange Act must be submitted in writing to our corporate secretary at Poniard Pharmaceuticals, Inc., 7000 Shoreline Court, Suite 270, South San Francisco, California 94080, and received no later than January 8, 2010. The submission of a shareholder proposal does not guarantee that it will be included in the company's proxy statement.

        In addition, our restated bylaws require an eligible shareholder who wishes to submit a qualified proposal for consideration at an annual meeting of shareholders to written notice to our corporate secretary in the manner required by the restated bylaws, not fewer than 60 nor more than 90 days prior to the date of the annual meeting (or, if we provide less than 70 days' notice or prior public disclosure of the date of such meeting, not later than 10 days after the earlier of the date we mail our notice or the date we make our public disclosure).

        The company reserves the right to reject, rule out of order or take other appropriate action with respect to any proposal that does not comply with these and other applicable requirements.

OTHER BUSINESS

        We know of no other business to be presented at the annual meeting. If any other business properly comes before the annual meeting, it is intended that the shares represented by proxies will be voted with respect thereto in accordance with the best judgment of the persons named as proxies.

HOUSEHOLDING OF PROXY MATERIALS

        If you and others who share your mailing address own common stock in street name, meaning through a bank or brokerage firm or other nominee, you may have received a notice that your household will receive only one annual report and proxy statement, or Notice of Internet Availability of Proxy Materials, as applicable, from each company whose stock is held in such accounts. This practice, known as "householding," is designed to reduce the volume of duplicate information and reduce printing and mailing costs. Unless you responded that you did not want to participate in householding, you were deemed to have consented to it, and a single copy of our Notice of Internet Availability of Proxy Materials (and, if requested, this proxy statement and our 2008 annual report to shareholders) have been sent to your address.

        If you would like to revoke your consent to householding and in the future receive your own Notice of Internet Availability of Proxy Materials (and/or your own set of proxy materials and annual report, as applicable), or if your household is currently receiving multiple copies of the same items and you would like in the future to receive only a single copy at your address, please contact your bank or brokerage firm. Beneficial owners who share an address to which a single copy of our Notice of Internet Availability of Proxy Materials (and, if requested, our proxy statement and annual report) was delivered also can request prompt delivery of a separate copy of these materials by contacting us at: Investor Relations, Poniard Pharmaceuticals, Inc., 7000 Shoreline Court, Suite 270, South San Francisco, California 94080, telephone (650) 583-3774.

 ANNUAL REPORT ON FORM 10-K

        Upon written request from any shareholder, we will provide, at no cost, a copy of our Annual Report on Form 10-K as filed with the SEC for the year ended December 31, 2008. You should mail written requests to: Investor Relations, Poniard Pharmaceuticals, Inc., 7000 Shoreline Court, Suite 270, South San Francisco, California 94080. Copies also may be obtained without charge through our web site at www.poniard.com, as well as the SEC's web site at www.sec.gov.

                      BY ORDER OF THE BOARD OF DIRECTORS

                      Gerald McMahon, PhD,
                       Chairman and Chief Executive Officer

May 8, 2009
South San Francisco, California

PROXY

PONIARD PHARMACEUTICALS, INC.

PROXY FOR THE ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD JUNE 24, 2009

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Gerald McMahon, Gregory L. Weaver and Anna L. Wight, and each of them, as Proxy, with full power of substitution to represent and to vote, as designated below, all the shares of Poniard Pharmaceuticals, Inc. common stock held of record by the undersigned on April 24, 2009, at the Annual Meeting of Shareholders to be held on June 24, 2009, or any adjournments or postponements thereof.

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder(s). Proxy cards properly executed and returned without direction will be voted FOR the election of each of the listed director nominees.

Address Change/Comments

(Mark the corresponding box on the reverse side)

BNY MELLON SHAREOWNER SERVICES

P.O. BOX 3550

SOUTH HACKENSACK, NJ 07606-9250

(Continued and to be marked, dated and signed, on the other side)

FOLD AND DETACH HERE

Choose MLinkSM for fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to Investor ServiceDirect® at www.bnymellon.com/shareowner/isd where step-by-step instructions will prompt you through enrollment.

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Please mark your votes as indicated in this example	☒

			FOR all nominees listed	WITHHOLD AUTHORITY
			below (except as marked	to vote for all nominees
1.	ELECTION OF DIRECTORS		to the contrary).	listed below.
	Election of the following nine nominees to serve as directors for the ensuing year or until their successors are elected and qualified:		☐	☐

Nominees:

	01) Gerald McMahon	☐
	02) Robert S. Basso	☐
	03) Frederick B. Craves	☐
	04) E. Rolland Dickson	☐
	05) Carl S. Goldfischer	☐
	06) Robert M. Littauer	☐
	07) Ronald A. Martell	☐
	08) Nicholas J. Simon III	☐
	09) David R. Stevens	☐

INSTRUCTIONS: To withhold authority to vote for any individual nominee, strike a line through or otherwise strike out his name. You are allowed to cumulate votes and cast as many votes as are equal to the number of directors to be elected multiplied by the number of votes you are entitled to cast, as explained in more detail in the Proxy Statement for the Annual Meeting. These votes may be cast for one nominee or distributed among as many nominees as you desire. To cumulate votes for any nominee, write the votes cast in favor of each nominee in the space provided to the right of each nominee’s name. Unless otherwise directed, all votes will be apportioned equally among those persons for whom authority is given to vote.

Your vote is important. Prompt return of this proxy card will help save the expense of additional solicitation efforts.

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting and any adjournments or postponements thereof.

Mark Here for Address Change or Comments SEE REVERSE	☐

Signature	Signature	Date

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

FOLD AND DETACH HERE

WE ENCOURAGE YOU TO TAKE ADVANTAGE OF INTERNET OR TELEPHONE VOTING.

BOTH ARE AVAILABLE 24 HOURS A DAY, 7 DAYS A WEEK.

Internet and telephone voting is available through 11:59 PM Eastern Time the day prior to annual meeting day.

PONIARD PHARMACEUTICALS, INC.

Important notice regarding the Internet availability of proxy materials for the Annual Meeting of Shareholders

The Proxy Statement and the Annual Report to Shareholders are available at: http://bnymellon.mobular.net/bnymellon/pard

INTERNET

http://www.proxyvoting.com/pard

Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site.

OR

TELEPHONE

1-866-540-5760

Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.

If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.

To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

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QuickLinks

PONIARD PHARMACEUTICALS, INC.
NOTICE OF 2009 ANNUAL MEETING OF SHAREHOLDERS
ELECTION OF DIRECTORS
BOARD OF DIRECTORS AND CORPORATE GOVERNANCE
EXECUTIVE COMPENSATION
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS WITH MANAGEMENT
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
PROPOSALS OF SHAREHOLDERS
OTHER BUSINESS
HOUSEHOLDING OF PROXY MATERIALS
ANNUAL REPORT ON FORM 10-K